Exhibit 34.3

Report of Independent Registered Public Accounting Firm

The Board of Directors
Citibank, N.A.:

We have examined the accompanying management’s assertion that Citibank, N.A. (or “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the Honda Auto Receivables Owner Trust platform, which is comprised of the Honda Auto Receivables 2007-1 Owner Trust and Honda Auto Receivables 2009-3 Owner Trust asset-backed securities transactions (the “Platform”) excluding servicing criteria 1122(d)(1)(i)-1122(d)(1)(iv), 1122(d)(2)(i), 1122(d)(2)(iii)-1122(d)(2)(vii), 1122(d)(3)(i) and 1122(d)(4)(i)-1122(d)(4)(xv), which the Company has determined are not applicable to the activities the Company performs with respect to the Platform, as of and for the year ended March 31, 2010. With respect to the Platform, servicing criterion 1122(d)(3)(ii) is applicable only as it relates to remittances.  Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in this circumstance. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report.  Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the transaction specified above or any other transactions. We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assertion that the Company complied with the aforementioned servicing criteria, as of and for the year ended March 31, 2010, is fairly stated, in all material respects.

(Signed) KPMG, LLP

Chicago, Illinois
May 28, 2010